Exhibit 4

                    AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           AMENDMENT NO. 1, dated as of May 27, 1998 (this "Amendment"), to the Rights Agreement, dated as of January 23, 1995 (the "Rights
 Agreement"), between First Palm Beach Bancorp, Inc., a Delaware corporation (the "Company"), and Mellon Bank, N.A., as rights agent (the "Rights Agent").

                                 WITNESSETH

           WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement; and

           WHEREAS, Section 27 of the Rights Agreement provides that the Company may from time to time, by resolution of its Board of Directors adopted by a majority of the Continuing Directors (as defined in the Rights Agreement), supplement or amend the Rights Agreement in accordance with the terms of Section 27; and

           WHEREAS, the Company and Republic Security Financial Corporation, a Florida corporation ("Republic"), have entered into an Agreement and Plan of Merger, dated as of May 27, 1998 (the "Merger Agreement"), pursuant to which the Company will merge with and into Republic with Republic as the surviving corporation in the merger; and

           WHEREAS, in connection with the Merger Agreement, the Company and Republic have entered into a Stock Option Agreement, dated as of May 27, 1998, pursuant to which the Company has granted to Republic an option to purchase Common Shares of the Company under certain circumstances and upon certain terms and conditions; and

           WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board of Directors in adopting the Rights Agreement to amend the Rights Agreement to exempt the Merger Agreement, the Option Agreement and the transactions contemplated thereby (including, without limitation, the option granted pursuant to the Option Agreement) from the application of the Rights Agreement; and

           WHEREAS, the Board of Directors of the Company, by resolution adopted by a majority of the Continuing Directors (which directors constitute a majority of the directors currently in office), has approved and adopted this Amendment and directed that the proper officers take all appropriate steps to execute and put into effect this Amendment.

           NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

           1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof;

           "Notwithstanding the foregoing, neither Republic Security Financial Corporation, a Florida corporation ("Republic"), nor any Affiliate or Associate of Republic (collectively with Republic, the "Republic Parties") shall be deemed to be an Acquiring Person by virtue of the fact that Republic is the Beneficial Owner solely of Common Shares (i) of which any Republic Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of May 27, 1998, by and between the Company and Republic, as may be amended from time to time (the "Merger Agreement"), or the Stock Option Agreement, dated as of May 27, 1998, between the Company, as issuer, and Republic, as grantee, as may be amended from time to time (the "Stock Option Agreement"), or by reason of the consummation of any transaction contemplated in the Merger Agreement or the Stock Option Agreement, (ii) of which any Republic Party is the Beneficial Owner on the date hereof, (iii) of which any Republic Party becomes the Beneficial Owner after the date hereof, provided, however, that the aggregate number of Common Shares which may be Beneficially Owned by the Republic Parties pursuant to this clause (iii) shall not exceed 1% of the Common Shares outstanding, (iv) acquired in satisfaction of debts contracted prior to the date hereof by any Republic Party in good faith in the ordinary course of such Republic Party's banking business, (v) held by any Republic Party in a bona fide fiduciary or depository capacity, or (vi) owned in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, in either case for which any Republic Party acts as investment advisor."

           2. Section 13 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

           "Notwithstanding any other provision of this Agreement, none of the provisions contained in this Section 13 shall apply to the transactions contemplated by the Merger Agreement or the Stock Option Agreement, and, in accordance with the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), the Common Shares will be converted into the consideration provided for in the Merger Agreement, and all Rights attached thereto shall simultaneously be extinguished with no additional consideration being paid on account thereof."

           3. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

           "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Stock Option Agreement."

           4. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement and the Stock Option Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

           5. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

           6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


           IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested as of the day and year first above written.


 ATTEST:                              FIRST PALM BEACH BANCORP, INC.


 By: /s/ Elizabeth Cook               By: /s/ Louis O. Davis
    -------------------                 ---------------------
 Name:  Elizabeth Cook                Name:  Louis O. Davis
 Title: Asst. Secretary               Title: President and CEO




 ATTEST:                              MELLON BANK, N.A.


 By: /s/ Harry T. Richards            By: /s/ Marilyn Spisak
    ----------------------------         -------------------
 Name:  Harry T. Richards             Name:  Marilyn Spisak
 Title: Assistant Vice President      Title: As Agent